Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated April 8, 2008, relating to the financial statements and financial statement schedule of Orange 21, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s restatement of the 2006 consolidated financial statements), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
April 25, 2008